Exhibit 5

TROUTMAN SANDERS LLP
ATTORNEYS AT LAW
A LIMITED LIABILITY PARTNERSHIP

BANK OF AMERICA CENTER
1111 EAST MAIN STREET
RICHMOND, VIRGINIA 23219
www.troutmansanders.com
TELEPHONE: 804-697-1200
FACSIMILE: 804-697-1339

MAILING ADDRESS
P.O. BOX 1122
RICHMOND, VIRGINIA 23218-1122

November 10, 2004

Cadmus Communications Corporation

1801 Bayberry Court, Suite 200

Richmond, Virginia 23226

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-8 of Cadmus Communications Corporation (the “Company”) in connection with the registration of 589 shares of common stock, $.50 par value (the “Common Stock”) reserved for issuance pursuant to the Cadmus Thrift Savings Plan (the “Plan”), we are of the opinion that the Common Stock when issued in accordance with the terms and provisions of the Plan will be duly authorized, legally issued, fully paid and nonassessable. This opinion is limited to the federal laws and the laws of the Commonwealth of Virginia, and we disclaim any opinion as to the laws of any other jurisdiction. We express no opinion as to the applicable choice of law provisions contained in the Plan.

This opinion is rendered to you in connection with the issuance of the Common Stock and is solely for your benefit. This opinion may not be relied upon by any other person, firm, corporation or other entity for any purpose, without prior written consent. We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ Troutman Sanders LLP